Exhibit 99.1

REXAHN PHARMACEUTICALS STRENGTHENS LEADERSHIP TEAM

Appoints Industry Veteran Lisa Nolan, Ph.D., Chief Business Officer

ROCKVILLE, MD, July 11, 2016 - Rexahn Pharmaceuticals, Inc. (NYSE MKT: RNN), a clinical stage biopharmaceutical company developing best-in-class therapeutics for the treatment of cancer, today announced the appointment of Lisa Nolan, Ph.D., to the newly-created position of Chief Business Officer.  Dr. Nolan, who held similar positions at Relmada Therapeutics, Topigen Pharmaceuticals and SkyePharma, brings over two decades of experience in corporate strategy, M&A, funding partnerships, and out-licensing and in-licensing of development stage clinical assets.

“We are delighted to have Lisa join our leadership team given her impressive global experience in bioscience-focused corporate development,” said Peter D. Suzdak, Chief Executive Officer.   “Lisa’s extensive experience and strong track record completing significant licensing deals will be vitally important as we continue to advance Rexahn’s clinical programs and seek the optimal partnership structure for each of our programs.  I very much look forward to Lisa’s contributions and am pleased to welcome her to the Rexahn family.”

“It’s a pleasure to join Rexahn at such an important time in the Company’s evolution,” said Dr. Nolan. “I am excited to work closely with Peter and the leadership team to help Rexahn leverage its corporate development opportunities, and in so doing work to build increased value for shareholders.  I look forward to advancing partnership opportunities for Rexahn’s three novel, targeted oncology programs, which are progressing in clinical development.”

Dr. Nolan joins Rexahn from Relmada Therapeutics where she held the position of Chief Business Officer.  Prior to this, she was Managing Director of Nolex Advisors, LLC, where she led successful competitive processes for out-licensing of early and late-stage pharmaceutical products.  Over the course of her career, Dr. Nolan has held various leadership roles at biopharmaceutical companies including Chief Business Officer at Topigen Pharmaceuticals, where she championed and led the acquisition of Topigen by Pharmaxis.  Additionally, she served as Vice President, Global Business Development and Strategic Marketing for SkyePharma Inc., where she completed over a dozen out-licensing deals in the U.S. and Europe with deal values ranging in excess of $500 million.  Dr. Nolan holds a Ph.D. in clinical pharmacology and a M.Sc. and B.Sc. in pharmacy from Trinity College in Dublin, Ireland.

About Rexahn Pharmaceuticals, Inc.

Rexahn Pharmaceuticals Inc. (NYSE MKT: RNN) is a clinical stage biopharmaceutical company dedicated to developing novel, best-in-class therapeutics for the treatment of cancer.  The Company’s mission is to improve the lives of cancer patients by developing next generation cancer therapies that are designed to maximize efficacy while minimizing the toxicity and side effects traditionally associated with cancer treatment. Rexahn’s product candidates work by targeting and neutralizing specific proteins believed to be involved in the complex biological cascade that leads to cancer cell growth. Pre-clinical studies show that certain of Rexahn’s product candidates may be effective against multiple types of cancer, drug resistant cancers, and difficult-to-treat cancers, and others may augment the effectiveness of current FDA-approved cancer treatments.  The Company has a broad oncology pipeline that includes three anti-cancer compounds currently in clinical development: Supinoxin™, RX-3117, and Archexin®, and a novel nanopolymer-based drug delivery platform technology that may increase the bio-availability of FDA-approved chemotherapies.  For more information about the Company and its oncology programs, please visit  www.rexahn.com.

Safe Harbor

To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn’s plans, objectives, expectations and intentions with respect to cash flow requirements, future operations and products, enrollments in clinical trials, the path of clinical trials and development activities, and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, understandings and beliefs regarding the role of certain biological mechanisms and processes in cancer; drug candidates being in early stages of development, including in pre-clinical development; the ability to initially develop drug candidates for orphan indications to reduce the time-to-market and take advantage of certain incentives provided by the U.S. Food and Drug Administration; and the ability to transition from our initial focus on developing drug candidates for orphan indications to candidates for more highly prevalent indications. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

CONTACT:
Stacey Jurchison
Rexahn Investor Relations
(240) 268-5300 x324
jurchisons@rexahn.com